Exhibit 99.1

      Cost-U-Less Reports Earnings of 8 cents per share for Second Quarter

Preston, WA, August 8, 2003

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported net income of $306,000, or $0.08 per fully diluted share outstanding, for the second fiscal quarter ended June 29, 2003, compared to a net loss of ($190,000), or ($0.05) per fully diluted share outstanding, for the corresponding quarter last year. Operating income improved by $807,000, to $470,000, for the second fiscal quarter ended June 29, 2003, compared to an operating loss of ($337,000) for the corresponding quarter last year.

Same store sales (stores open a full 13 months) rose 4.0% for the second quarter of fiscal 2003 compared to the same quarter a year ago. Total sales for the quarter decreased 1.5% to $42.0 million compared to $42.7 million for the same period a year ago as sales lost due to the temporary closure of the Company's Dededo store in Guam were largely offset by sales increases in most of the other stores. As previously reported by the Company, the Dededo store suffered substantial damage from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002. The Company is in the process of working with the landlord to rebuild the store and believes it will be ready to reopen in late 2003. Gross margins rose 1.7 points to 17.6% of sales as compared to 15.9% for the same period a year ago.

"We are pleased to report such a significant increase in profitability over our second quarter a year ago," said J. Jeffrey Meder the Company's President and Chief Executive Officer. "Our corporate buyers continue to source better priced and new items for our markets, while local store managers have done a good job of sourcing product through their local vendors. Combined, we have enhanced our customers shopping experience, remained competitively priced, and at the same time improved margins. Our success has come from the collective teamwork of buyers, managers, vendors and shippers. Additionally, we continue to gain momentum in sales and earnings in our Guam and St. Thomas markets."

The Company previously reported that it is engaged in discussions with ASSI, Inc. regarding a potential transaction by which ASSI, Inc. would acquire all outstanding shares of common stock of the Company. On June 20, 2003, ASSI, Inc. amended its Schedule 13D filing with the Securities and Exchange Commission to disclose these discussions. Neither ASSI, Inc. nor the Company has completed its financial and legal due diligence relating to any such transaction.

Excluding its Dededo store in Guam, Cost-U-Less currently operates ten stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles
(2), Hawaiian Islands (2), California (1), Guam (1), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation: future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with second parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; and political and regulatory instability in various geographic regions. In addition, these statements are subject to risks associated with the ongoing negotiations with ASSI, Inc. regarding the possibility of acquiring all outstanding shares of the Company's common stock, including any adverse effect on employee morale and retention, the diversion of management resources and attention, and significant costs incurred in connection with negotiations, including legal, accounting and financial advisory services, as well as other risks and uncertainties detailed in the Company's filings with the SEC. For further information, contact: Martin Moore VP-Chief Financial Officer Email: mmoore@costuless.com 425-222-5022 x141

                                COST-U-LESS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                                   (Unaudited)

                                                             13 Weeks Ended
                                                         June 29,        June 30,
                                                           2003            2002
                                                       -----------     -----------
Net sales .........................................    $    42,010     $    42,665
Merchandise costs .................................         34,606          35,885
                                                       -----------     -----------
Gross profit ......................................          7,404           6,780

Operating expenses:
     Store ........................................          5,371           5,606
     General and administrative ...................          1,543           1,509
     Store openings ...............................             20               2
                                                       -----------     -----------
Total operating expenses ..........................          6,934           7,117
                                                       -----------     -----------

Operating income ..................................            470            (337)

Other income (expense):
     Interest expense, net ........................           (112)           (109)
     Other ........................................            148             136
                                                       -----------     -----------
Income before income taxes ........................            506            (310)

Income tax provision ..............................            200            (120)
                                                       -----------     -----------
Net income ........................................    $       306     $      (190)
                                                       ===========     ===========

Earnings per common share:
     Basic ........................................    $      0.08     $     (0.05)
                                                       ===========     ===========
     Diluted ......................................    $      0.08     $     (0.05)
                                                       ===========     ===========

Weighted average common shares outstanding, basic .      3,606,376       3,606,376
                                                       ===========     ===========
Weighted average common shares outstanding, diluted      3,621,176       3,606,376
                                                       ===========     ===========

                                COST-U-LESS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                   (Unaudited)

                                                                  June 29,  December 29,
                                                                    2003       2002
                                                                  -------   -----------
                                ASSETS

Current assets:
     Cash and cash equivalents ...............................    $ 2,839    $ 2,383
     Insurance receivable ....................................        328      1,460
     Accounts receivable, net ................................      1,775      2,517
     Inventories, net ........................................     18,260     18,626
     Other current assets ....................................      1,520        911
                                                                  -------    -------
          Total current assets ...............................     24,722     25,897

Property and equipment, net ..................................     13,179     13,510
Deposits and other assets ....................................        771        783
                                                                  -------    -------

          Total assets .......................................    $38,672    $40,190
                                                                  =======    =======

                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Line of credit ..........................................    $ 3,083    $ 2,367
     Accounts payable ........................................     12,799     15,449
     Accrued expenses and other liabilities ..................      3,236      3,107
     Current portion of long-term debt .......................        267        267
                                                                  -------    -------
          Total current liabilities ..........................     19,385     21,190

Other long-term liabilities ..................................        566        594
Long-term debt, less current portion .........................      2,677      2,811
                                                                  -------    -------
          Total liabilities ..................................     22,628     24,595

Shareholders' equity: ........................................     16,044     15,595
                                                                  -------    -------

          Total liabilities and shareholders' equity .........    $38,672    $40,190
                                                                  =======    =======